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EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
SYSTEMS & COMPUTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
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                                             Three months ended                       Nine months ended
                                        June 30, 1997    June 30, 1996          June 30, 1997    June 30, 1996

PRIMARY
Average shares outstanding                15,539,888       14,066,445             14,552,365       14,061,623

Net effect of dilutive stock options--
   based on the treasury stock method
   using average market price              1,004,451          978,503                718,348        1,034,288
                                         -----------      -----------            -----------      -----------

Total                                     16,544,339       15,044,948             15,270,713       15,095,911
                                         ===========      ===========            ===========      ===========


Net income                               $ 6,405,000      $ 2,912,000            $14,515,000      $ 5,941,000
                                         ===========      ===========            ===========      ===========

Net income per share                           $0.39            $0.19                  $0.95            $0.39
                                               =====            =====                  =====            =====


FULLY DILUTED
Average shares outstanding                15,539,888       14,066,445             14,552,365       14,061,623

Net effect of dilutive stock options--
   based on the treasury stock method
   using the end of period market price,
   if higher than average market price     1,209,024          978,503              1,209,024        1,034,288

Assumed conversion of 6 1/4%
   convertible subordinated debentures       606,556        2,085,000              1,531,945                0
                                         -----------      -----------            -----------      -----------

Total                                     17,355,468       17,129,948             17,293,334       15,095,911
                                         ===========      ===========            ===========      ===========


Net Income                               $ 6,405,000      $ 2,912,000            $14,515,000      $ 5,941,000

Add 6 1/4 % convertible subordinated
   debenture interest, net of
   income tax effect                               0          300,000                521,000                0

Net income, as adjusted                  $ 6,405,000      $ 3,212,000            $15,036,000      $ 5,941,000
                                         ===========      ===========            ===========      ===========

Net income per share                           $0.37            $0.19                  $0.87            $0.39
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